news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700

For Immediate Release…
February 5, 2009

UNIT ANNOUNCES 2008 TOTAL PROVED RESERVES, PRODUCTION,
 HEDGING ACTIVITY AND 2009 CAPITAL EXPENDITURE BUDGET

Tulsa, Oklahoma….Unit Corporation (NYSE - UNT), today announced the following information:

Oil and Natural Gas Exploration Operations

2008 Oil and Gas Reserves
At December 31, 2008, the company’s net total proved oil and natural gas reserves, as reviewed by its independent petroleum engineers, were 569.4 billion cubic feet equivalent (Bcfe) of natural gas, consisting of 9.7 million barrels (MMbls) of oil, 10.2 MMbls of natural gas liquids (NGLs) and 450.1 Bcf of natural gas.  This represents an 11% increase over the company’s 2007 year-end net total proved reserves.  These results include negative revisions of approximately 23 Bcfe resulting from lower commodity prices at year-end 2008 as compared to 2007.  Eighty percent of the company’s proved oil and natural gas reserves are proved developed, with the remaining 20% comprising total proved undeveloped reserves.  Natural gas comprises 79% of the company’s total proved reserves.
 The company replaced approximately 186% of its 2008 oil and natural gas production, with approximately 166% through the drill bit.  2008 is the 25th consecutive year that the company has replaced more than 150% of its annual production with new oil and natural gas reserves.  Over this 25-year period, the company’s average annual reserve replacement percentage is 224%, of which 145% was through the drill bit.
Future net cash flow from the company’s total proved reserve base as of December 31, 2008, before income taxes, is estimated to be $1.67 billion.  The net present value of the company’s total proved reserve base (discounted at 10%) is approximately $892.6 million.  These calculations are based on unescalated prices of $44.60 per barrel of oil, $26.04 per barrel of NGLs and $5.71 per Mcf of natural gas, adjusted for regional price differentials, for the estimated life of the respective properties.

2008 Production and Wells Drilled
Preliminary fourth quarter 2008 production for the company’s oil and natural gas operations was 318,000 barrels of oil, 427,000 barrels of NGLs and 12.3 Bcf of natural gas, or 16.8 Bcfe, a sequential increase of 6% over the third quarter of 2008 and an increase of 15% over the fourth quarter of 2007.  Total preliminary production for 2008 was 63.4 Bcfe, an increase of 16% over the 54.7 Bcfe produced in 2007.
During 2008 the company commenced drilling operations on 276 new wells, 257 of which were completed by year end.  In addition, 21 wells which were started but not completed in 2007 were completed in 2008 for a total of 278 wells completed during 2008.  Of the 278 completed wells, 245 were completed as producing for a success rate of 88%.

Hedging Positions
For 2009, the company has approximately 69% of its average daily natural gas production (based on its fourth quarter 2008 production volumes) hedged through NYMEX plus basis at several delivery points and approximately 72% of its daily crude production (based on its fourth quarter 2008 production volumes) is hedged.  Of the natural gas hedges, 89% are under swap contracts at a comparable NYMEX average price of $7.20 and 11% are under a collar contract with a comparable NYMEX floor of $8.22 and a ceiling of $10.80.  The average basis differentials for these swaps are ($0.85).  Of the oil hedges, 80% are under swap contracts at an average price of $51.87 and 20% under a collar contract with a floor of $100.00 and a ceiling of $156.25.  For 2010, approximately 47% of the company’s average daily natural gas production (based on fourth quarter 2008 production) is hedged under swap contracts at a comparable average NYMEX price of $7.26.  The average basis differentials for the swaps are ($0.61).

Ceiling Test Impairment
The company uses the full cost method of accounting for its oil and natural gas properties.  Because of the lower commodity prices at year-end 2008, the company expects to record for 2008 a pre-tax, noncash ceiling test impairment charge of approximately $294 million ($183 million after tax) to reduce the carrying value of the company’s oil and natural gas properties.

The company's oil and natural gas segment operations are carried out by its wholly owned subsidiary, Unit Petroleum Company.

2009 Business Segment Capital Expenditure Budgets
The company's current 2009 capital expenditures budget for all of its business segments is $290 million, a decrease of 59% over estimated 2008 capital expenditures, excluding acquisitions, asset retirement obligations and capitalized inventory.  Of this total, $200 million is budgeted for its oil and natural gas segment, a 58% decrease over estimated 2008 capital expenditures, excluding acquisitions, asset retirement obligations and capitalized inventory; $77 million for its contract drilling segment, a 60% decrease over estimated 2008 capital expenditures; and $13 million for its mid-stream segment, a 74% decrease over estimated 2008 capital expenditures.

Bank Credit Facility
The company ended 2008 with long-term debt of $199.5 million.  The company has a $400.0 million credit facility, maturing on May 24, 2012.  During the fourth quarter of 2008, the company amended the credit facility to increase the amount available to the company from $275.0 million to $325.0 million.  Under the credit facility, the amount available to the company is the lesser of the amount elected by the company as the commitment amount (currently $325 million) or the value of the borrowing base as determined by the lenders under the credit facility, but not to exceed the maximum credit facility amount of $400.0 million.  As of the last redetermination date, October 15, 2008, the borrowing base was established at $500.0 million by the lenders.  The next redetermination of the borrowing base will be made during the second quarter of 2009 and will be based primarily on the final year-end oil and natural gas reserves of the company and will take into account the company’s hedge positions.  The company is currently in compliance with all of the covenants contained in its credit facility.

Management Comments
Larry Pinkston, President and Chief Executive Officer of Unit Corporation, said: “We are very pleased that the company’s exploration and production segment achieved its longstanding objective of replacing at least 150% of the year’s production with new reserves for the 25th consecutive year.
“Although the outlook for 2009 is very challenging as a consequence of the volatility in commodity prices and the global economic crisis, with our hedging positions and flexible capital program, I believe we are well-positioned to navigate these uncertain economic times.”

Fourth Quarter and Year-End 2008 Webcast
Unit will release its fourth quarter and year-end 2008 earnings and host a conference call on Tuesday, February 24, 2009.  The webcast will be broadcast live over the Internet at 11:00 a.m. Eastern time at http://www.unitcorp.com

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the amount and value of the company’s oil and natural gas reserves, the number of future wells the company’s exploration and production segment plans to drill, productive capabilities of the wells, future demand for oil and natural gas, oil and natural gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, anticipated operational dates for drilling rigs under construction, future rates to be paid for the company’s drilling rigs as well as other development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.